05/18/2026

Rodney Lastinger
14 Damask Rose Way
The Woodlands, Texas 77382

Dear Rodney,

On behalf of Five Below, Inc. (the “Company”), I am proud to extend you an offer to join our Company! Details of your employment terms, including your compensation and benefits, are listed on Appendix A to this letter.

Please carefully review this letter and its terms, which supersede any other oral or written agreements or promises made to you. If you have any questions about this offer, please feel free to contact me.

By accepting this offer, you acknowledge that your employment with the Company will be “at-will”, which means that you can resign or terminate your employment at any time, and the Company may terminate your employment at any time and for any lawful reason, with or without cause or advance notice. This at-will employment relationship cannot be changed except as approved in writing by a duly authorized Company officer. Through your acceptance you also represent that you will not be prevented from performing any of your duties for the Company as a result of any agreement, contractual or other obligation (including, without limitation, any non-competition, proprietary information or confidentiality agreement with any prior employer).

Finally, you should note that this offer of employment is expressly conditioned on (1) your signing and returning this letter and the Restrictive Covenant Agreement attached as Appendix B (the “NON-SOLICITATION, NON DISCLOSURE, NON-COMPETE AND PROPRIETARY INFORMATION AGREEMENT”); (2) your satisfactory completion of the Company’s background check process; and (3) proof of your legal authorization to work in the United States.

We are excited about working with you and having you as part of our team. If acceptable, please countersign this letter and the enclosed Restrictive Covenant Agreement through Five Below’s onboarding portal by end of day 5/20/26.

Sincerely,

Accepted by Five Below: /s/ Steph Jakubik
Title: Sr. Director, Talent Acquisition
Date Signed: 5/18/2026

I have read and understand the terms of this offer and accept it as presented:

Accepted by Candidate: /s/ Rodney Lastinger
Date Signed: 5/19/2026

Appendix A: Terms of Employment and Summary of Benefits
Below is a summary of the terms of your employment and the benefits you may be eligible for as an employee of Five Below. This is a summary only. You can find additional benefits information at https://benefits.fivebelow.com.

Title & Reporting:
Chief Retail Officer reporting to Kenneth Bull - Chief Operating Officer

Expected Start Date:
06/22/2026

Assigned Work Location:
701 Market Street
Philadelphia, Pennsylvania 19106

Annualized Base Salary:
$650,000.00, less required deductions and withholdings, to be paid every other week. Your base salary will be eligible for review in the Spring of 2027.

Vacation and Personal Days:
You will be entitled to 160 hours of vacation time, 40 hours of personal/sick time and 40 hours of “Take Five” time in your first full Five Below Plan Year (May 1 to April 30). These hours may be pro-rated in the initial Plan Year depending on your hire date within the Plan Year.

Vacation and Personal Days:
You will be entitled to 160 hours of vacation time, 40 hours of personal/sick time and 40 hours of “Take Five” time in your first full Five Below Plan Year (May 1 to April 30). These hours may be pro-rated in the initial Plan Year depending on your hire date within the Plan Year.

Health and Wellness Benefits:
Full-time associates are eligible to enroll in Five Below health and wellness benefits effective their first day of hire. Please log on to our Benefits Hub at https:// benefits.fivebelow.com in order to review the Company’s benefit offerings. Once your employment begins, you must take action to elect your health benefits during your first 30 days of employment or you will be unable to participate in our health plans until the next annual Open Enrollment period. Shortly after your start date, you will receive an enrollment communication to the personal email address we have on file. If you do not receive this message, contact the benefits department immediately at benefits@crewservices.zendesk.com. Part-time associates may be eligible to enroll in Five Below’s benefits programs at their own expense.

401(k) Plan:
Regular full-time associates that are at least age 21 are eligible to participate in the Five Below 401(k) Plan on the first semi-yearly date (January 1st or July 1st) following their start date. Once eligible to participate, associates can enroll at any time. Deferral elections and changes are processed monthly. Part-time, temporary and seasonal associates may become eligible to participate in the 401(k) Plan provided they meet additional service requirements (generally, 1,000 hours worked in a 12-month period).

STIP:
You will be eligible to participate in the Company’s Short-Term Incentive Plan (“STIP”) with your initial participation beginning in the fiscal year 2026. The amount of the payout under the STIP will depend on a combination of various Company performance measures established by our Chief Executive Officer and/ or the Compensation Committee of the Company’s Board of Directors, as well as your achievement of individual performance goals as determined by our Chief Executive Officer. To be eligible to receive a payout under the STIP you must be actively employed by the Company on the date the payout under the STIP is paid.

Your target STIP payout will be 75% of your annual base salary.

You will be eligible for 100% of target for the initial year of eligibility.

LTIP:
Initial Equity Grant: You will receive an initial equity grant under our LTIP equal to $700,000 in time-vested restricted stock units (“RSUs”). The actual number of RSUs shall be determined by dividing $700,000 by the closing price of the Company’s common stock on the grant date, which shall be the later of your start date or the date of approval by the CEO. Subject to your continued employment on the applicable vesting date, RSUs will vest over a three-year schedule, with 33% vesting each year.

Annual Grants: Beginning in Spring 2027, you will be eligible to receive your first annual equity grant, pursuant to the LTIP, with a grant value equal to the typical target grant value for others in your role. This grant will be subject to the same terms and conditions as applicable to others in your role. You will receive an annual equity grant under our LTIP equal to $700,000 in time-vested restricted stock units (“RSUs”). Subject to your continued employment on the applicable vesting date, RSUs will vest over a three-year schedule, with 33% vesting each year

Relocation Benefits:
The Company agrees to pay for the relocation expenses listed in Tier 1 of its Relocation Policy. Please refer to the Relocation Policy emailed to you separately. Certain relocation expenses may be subject to payroll taxes and included in wages on your W-2. If within the first twenty-four months of your start date, the Company terminates your position with “Cause” or you choose to terminate your position voluntarily, you will be required to repay Five Below per the schedule referenced in the appendix of my policy.

Five Below may retain any compensation owing to you as repayment for any and all relocation expenses owed as mentioned above. Of these expenses, you will be obligated to repay within 30 days following the effective employment termination date and accept responsibility of any tax liabilities, credits, and/or deductions that may incur as a result of this agreement and offer. Your execution of this offer letter provides written approval for Five Below to deduct, consistent with applicable law, from your final or earlier paychecks any amount owed to Five Below for relocation expenses.”

“Cause” is defined as (i) alcohol abuse or use of controlled drugs (other than in accordance with a physician’s prescription); (ii) gross negligence or willful misconduct in the course of employment (failure to meet performance standards or objectives, by itself, does not constitute cause); (iii) any breach of any obligation or duty to the Company or any of its affiliates (whether arising by statute, common law, contract or otherwise) relating to confidentiality, noncompetition, non-solicitation or property rights; (iv) other conduct involving any type of disloyalty to the Company or any of its affiliates, including, without limitation, fraud, embezzlement, theft or proven dishonesty; and (v) conviction of (or the entry of a plea of guilty or nolo contendere to) a misdemeanor involving moral turpitude or any felony.

By signing this offer, you agree to the Five Below Relocation Policy and repayment policy outlined above.

Severance Benefits:
•Twelve (12) months of Base Salary paid in the form of a lump sum, less any amount for which you may be eligible under a separate employment agreement entered into by you and Five Below; and
•If you or your eligible spouse or dependent validly elects to receive continuation coverage under the Company’s group health plan pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), you will be reimbursed the applicable premium otherwise payable for such coverage for the twelve (12) month period following your date of employment termination to the extent such premium exceeds the monthly amount charged to active similarly-situated employees of the Company for the same coverage.